Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2020 Stock Incentive Plan of Concentrix Corporation of our report dated January 28, 2026 with respect to the consolidated financial statements of Concentrix Corporation and the effectiveness of internal control over financial reporting of Concentrix Corporation included in its Annual Report (Form 10-K) for the year ended November 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, OH
October 7, 2026